Exhibit 99.1

GFI Group Inc. Announces First Quarter 2005 Results

•                  GAAP Net Income up 35% to $9.2 million

•                  GAAP Earnings per diluted share up 25% to $0.35

•                  Non-GAAP Net Income of $11.0 million or $0.42 per diluted share

New York (May 5, 2005) – GFI Group Inc. (“GFI” - NASDAQ: GFIG), an inter-dealer brokerage, market data and analytical software provider for global cash & derivative markets, today announced financial results for the quarter ended March 31, 2005.

Earnings

For the first quarter 2005, GFI reported net income of approximately $9.2 million, or $0.35 per diluted share, based on generally accepted accounting principles (GAAP).  For comparative purposes, GFI’s first quarter 2005 net income represented an increase of approximately 35% over its first quarter 2004 net income of $6.8 million and its earnings per diluted share represented an increase of approximately 25% over its first quarter 2004 earnings of $0.28 per diluted share.

To reflect net income generated from GFI’s operations, GFI also reported non-GAAP net income.  For the first quarter 2005, GFI reported non-GAAP net income of approximately $11.0 million or $0.42 per diluted share.  The difference between non-GAAP net income and GAAP net income for the first quarter 2005 results from non-operating charges aggregating $1.8 million (net of tax), or $0.07 per diluted share. These charges result from: (i) a $1.1 million non-cash charge associated with the revaluation to fair value of GFI’s purchase obligation for the remaining minority interest in Fenics Ltd., (ii) a $0.4 million non-cash equity compensation charge for the fair value of stock options vested at the completion of GFI’s initial public offering in January 2005 and (iii) a $0.3 million accelerated depreciation charge for assets to be abandoned in connection with GFI’s termination of its existing London office lease and relocation to larger London premises.  See “Non-GAAP Financial Measures” below for a detailed description of GFI’s non-GAAP net income.

Michael Gooch, Chairman and Chief Executive Officer of GFI commented, “GFI’s strong performance in the first quarter of 2005 reaffirms our strategy of focusing on growing markets for less liquid, more complex instruments, such as derivatives.  It supports our belief that the markets that GFI serves are not generally correlated to the direction of the stock or bond markets.  During a quarter that saw modest volatility in the broad markets but acute volatility in key sectors such as energy and various credit sectors, GFI’s revenues and earnings grew briskly.  Our performance demonstrates how GFI’s business model benefits from volatility and growth in the underlying derivatives markets.”

Highlights

•                  Revenues grew 39% over first quarter 2004 to approximately $122.3 million amid large market volatility in several key sectors.

•                  Revenues increased across all brokerage product categories (credit, financial, equity and commodity instruments) compared to the 1st quarter 2004.

•                  Brokerage personnel increased to 597 globally, a net addition of 37 staff members since December 31, 2004.

•                  Compensation and employee benefits expense grew roughly in line with revenue growth to approximately $75.5 million primarily due to the consequent increase in revenue-related brokerage bonuses and the increased number of brokerage personnel.

•                  Total compensation and employee benefits expense as a percentage of total revenues decreased slightly to 61.7% for first quarter 2005 from 62.8% for the first quarter 2004 due to increased use of deferred compensation arrangements.

•                  Non-GAAP net income was $11.0 million or $0.42 per diluted share before adjustments for non-operating items

Revenues

For the first quarter 2005, GFI reported total revenues of approximately $122.3 million representing an increase of approximately 39% over first quarter 2004 total revenues of approximately $87.7 million.  GFI’s increased revenues in the first quarter 2005 were primarily due to increased brokerage revenues across each of its brokerage product categories of credit, financial, equity and commodity instruments.

The main factors contributing to the growth of revenues for the first quarter 2005 were the net addition of 37 brokerage personnel since December 31, 2004, the continuing growth in trading volumes and commission revenues from the higher-margin product areas on which GFI focuses, the ongoing expansion of its hybrid brokerage capabilities and the continued demand for its data and analytics products.

Expenses

For the first quarter 2005, compensation and employee benefits expense was $75.5 million, a 37% increase from $55.1 million for the first quarter 2004.  The increase was primarily attributable to an increase in the number of brokerage personnel since the end of the first quarter 2004 and an increase in performance related brokerage bonuses of $9.8 million.

Total compensation and employee benefits expense as a percentage of total revenues decreased slightly to 61.7% for the first quarter 2005 from 62.8% for the first quarter 2004 due primarily to the increased use of deferred compensation arrangements. Broker productivity grew slightly in the first quarter 2005 compared to the first quarter 2004. Total compensation and employee benefits expense, excluding the non-operating charge for equity compensation discussed below under “Non-GAAP Financial Measures”, on a pre-tax basis, as a percentage of total revenues would have been 61.1% for the first quarter 2005.

For the first quarter of 2005, all other expenses increased by $10.4 million to $30.2 million from $19.8 million for the first quarter 2004. Total other expenses as a percentage of total revenues increased to 24.7% for the first quarter 2005 from 22.5% for the first quarter 2004.  Total other expenses, excluding the non-operating charges discussed below under “Non-GAAP Financial Measures”, on a pre-tax basis, as a percentage of total revenues would have been 22.5% for the first quarter 2005.

Non-GAAP Financial Measures

To supplement GFI’s consolidated financial statements presented in accordance with GAAP for the first quarter 2005, GFI used non-GAAP financial measures of expenses, net income and earnings per share, which were adjusted to exclude certain non-operating charges. These non-GAAP measures supplement the presentation of GFI’s GAAP financial results and are provided because GFI’s management believes the exclusion of these non-operating expenses provides investors with meaningful supplemental information regarding GFI’s core operating results and a consistent basis for comparison between the periods presented. In the first quarter 2005, the difference between GAAP net income and non-GAAP net income was $1.8 million. The difference between non-GAAP net income and GAAP net income consisted of $1.1 million in non-cash charges associated with the revaluation to fair value of GFI’s purchase obligation for the remaining minority interest in Fenics Ltd., $0.4 million in a non-cash equity compensation charge for the fair value of stock options vested at the completion of GFI’s initial public offering in January 2005 and $0.3 million in accelerated depreciation for assets to be abandoned in connection with the termination of the lease for GFI’s primary London premises and relocation to larger premises.

Initial Public Offering

On January 31, 2005, GFI completed an initial public offering of 6,735,808 shares of common stock, 3,947,369 shares of which were sold by GFI and 2,788,439 of which were sold by certain stockholders of GFI at a price of $21 per share.  The offering yielded net proceeds of approximately $73.9 million for GFI to be used for working capital, debt repayment and other general corporate purposes.  The weighted average, diluted shares outstanding for the quarter ended March 31, 2005 are 26,268,828 shares.  The per share calculations for the three months ended March 31, 2005 contained in this release include the shares issued by GFI in the initial public offering.

Recent Events

In April 2005, GFI entered into a ten-year lease for new premises that GFI intends to use as its principal London office. It is anticipated that the move to this office will occur in the fourth quarter of 2005. As a result of this new lease, rent expense for the remaining three quarters of 2005 is expected to increase by approximately $1.8 million. In addition, GFI expects to incur increased charges related to the new lease for items such as utilities, service charges, real estate taxes, insurance and depreciation of approximately $2.0 million.

In April, GFI also amended the agreement it signed in December to terminate its current London lease with an affiliate. The amended agreement terminated the lease and provided that GFI shall pay a termination charge of £0.2 million (approximately US $0.4 million). In addition, GFI executed a new sub-lease with the affiliate for an eighteen-month term, which provides for rent payments of £0.5 million (approximately US $1.0 million) per annum plus related charges such as utilities, real estate taxes and insurance. In December 2004, GFI accrued £1.5 million (approximately US $2.9 million) for the estimated cost to terminate this lease. As a result of the amendment, in the second quarter, GFI will reduce its lease termination liability by approximately £1.2 million (or approximately US $2.3 million). In addition, it is anticipated that GFI will cease using the space in the fourth quarter and will accrue the remaining rent and related charges on the lease at that time.

Conference Call

GFI has scheduled an investor conference call at 8:30 a.m. Eastern time on Friday, May 6, 2005 to review its first quarter 2005 financial results.  A live audio web cast of the conference call will be available on the Investor Relations section of GFI’s Web site. For web cast registration information, please visit the investor relation page at http://www.gfigroup.com.  Following the conference call, an archived recording will be available at the same site.  Those wishing to listen to the live conference via telephone should dial 617-801-9711 in North America and +44-207-365-8426 in Europe and say that they are calling for the “GFI Group” conference call.

Forward-looking statements

Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “might,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: economic, political and market factors affecting trading volumes, securities prices or demand for the Company’s brokerage services; competition from current and new competitors; the Company’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; the Company’s ability to identify and develop new products and markets; changes in laws and regulations governing the Company’s business and operations or permissible activities; the Company’s ability to manage its international operations; financial difficulties experienced by the Company’s customers or key participants in the markets in which the Company focuses its brokerage services; the Company’s ability to keep up with technological changes; and uncertainties relating to litigation.  Further information about factors that could affect the Company’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission.  The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About GFI Group Inc.

GFI Group Inc. is a leading inter-dealer broker specializing in over-the-counter derivatives products and related securities. GFI Group Inc. provides brokerage services, market data and analytics software products to institutional clients in markets for a range of credit, financial, equity and commodity instruments.

Headquartered in New York, GFI was founded in 1987 and employs more than 900 people with additional offices in London, Hong Kong, Singapore, Sydney and

Tokyo.  GFI serves over 1,300 institutional clients including leading investment and commercial banks, large corporations, insurance companies and large hedge funds. Its brands include GFI, GFInet® and FENICS®.

Contact:

GFI Group Inc.	Hill & Knowlton
Christopher Giancarlo: 212-968-2927	Kal Goldberg: 212-885-0365
Alan Bright: 011-44-20-7877-8049	Stefan Anikewich: 212-885-0505

GFI Group Inc. and Subsidiaries

Consolidated Statement of Income (unaudited)

(In thousands except share and per share data)

	Three Months Ended March 31,
	2005	2004
REVENUES:
Brokerage revenues:
Agency commissions	$89,479	$58,379
Principal transactions	26,604	23,757
Total brokerage revenues	116,083	82,136
Analytics and market data	5,402	4,673
Interest income	1,060	276
Other income (loss)	(251)	608
Total revenues	122,294	87,693

EXPENSES:
Compensation and employee benefits	75,477	55,086
Communications and quotes	5,799	4,674
Travel and promotion	5,761	3,948
Rent and occupancy	3,428	2,573
Depreciation and amortization	4,092	3,142
Professional fees	2,469	1,766
Clearing fees	3,371	1,065
Interest	1,244	579
Other expenses	4,009	2,025
Total expenses	105,650	74,858

INCOME BEFORE PROVISION FOR INCOME TAXES	16,644	12,835

PROVISION FOR INCOME TAX	7,490	6,032

NET INCOME	$9,154	$6,803

Basic earnings per share - Class A and Class B common stock	$0.36	$0.30
Diluted earnings per share	$0.35	$0.28

Weighted average shares outstanding - basic:
Class A common stock	1,964,615	5,893,846
Class B common stock (1)	21,221,199	10,155,809

Weighted average shares outstanding - diluted	26,268,828	24,236,382

(1) Class B common stock was renamed Common Stock in January 2005

GFI Group Inc. and Subsidiaries

Consolidated Statement of Operations

As a Percentage of Total Revenues

	Three Months Ended March 31,
	2005	2004

REVENUES:
Brokerage revenues:
Agency commissions	73.2%	66.6%
Principal transactions	21.8%	27.1%
Total brokerage revenues	95.0%	93.7%
Analytics and market data	4.4%	5.3%
Interest income	0.8%	0.3%
Other income	-0.2%	0.7%
Total revenues	100.0%	100.0%

EXPENSES:
Compensation and employee benefits	61.7%	62.8%
Communications and quotes	4.8%	5.3%
Travel and promotion	4.7%	4.5%
Rent and occupancy	2.8%	2.9%
Depreciation and amortization	3.3%	3.6%
Professional fees	2.0%	2.0%
Clearing fees	2.8%	1.2%
Interest	1.0%	0.7%
Other expenses	3.3%	2.3%
Total expenses	86.4%	85.3%

INCOME BEFORE PROVISION FOR INCOME TAXES	13.6%	14.7%

PROVISION FOR INCOME TAX	6.1%	6.9%

NET INCOME	7.5%	7.8%

GFI Group Inc. and Subsidiaries

Selected Financial and Statistical Data (unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31,		December 31,
	2005	2004	2004

Brokerage Revenues by Product Categories:
Credit	$51,653	$37,223	$36,304
Financial	26,285	20,540	24,870
Equity	21,002	12,549	21,753
Commodity	17,143	11,824	16,066

Total brokerage revenues	$116,083	$82,136	$98,993

Brokerage Revenues by Geographic Region:
U.S.	$56,495	$34,644	$49,590
U.K.	52,096	42,437	44,330
Asia-Pacific	7,492	5,055	5,073

Total brokerage revenues	$116,083	$82,136	$98,993

	March 31,	December 31,
	2005	2004

Consolidated Statement of Financial Condition Data:
Cash and cash equivalents	$104,095	$105,161
Total assets (1)	753,314	640,223
Total debt, including current portion (2)	—	58,841
Redeemable convertible preferred stock (3)	—	30,043
Stockholders’ equity	166,392	53,369

Selected Statistical Data:
Brokerage personnel headcount (4)	597	560
Employees	915	868
Number of brokerage desks (5)	107	101
Broker productivity for the quarter (6)	$221	$181

(1)                                  Total assets include receivables from brokers, dealers and clearing organizations of $503.4 million and $408.2 million at March 31, 2005 and December 31, 2004, respectively.  These receivables primarily represent securities transactions entered into in connection with our matched principal business which have not settled as of their stated settlement dates. These receivables are substantially offset by corresponding payables to brokers, dealers and clearing organizations for these unsettled transactions.

(2)                                  In February 2005, all amounts currently outstanding under the credit facility agreement were paid down with proceeds from the IPO.

(3)                                  In January 2005, all redeemable convertible preferred stock was converted into common stock.

(4)                                  Brokerage personnel headcount includes brokers, trainees and clerks.

(5)                                  A brokerage desk is defined as one or more individual brokers working together at a single location that provide brokerage services with respect to one or more specific financial instruments. Brokerage desks in different locations are considered separate desks even if they focus on the same financial instrument.

(6)                                  Broker productivity is calculated as brokerage revenues divided by average monthly brokerage personnel headcount for the period.

GFI Group Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

(In thousands except per share data)

	Three Months Ended
	March 31,
	2005	2004

GAAP revenues	$122,294	$87,693

GAAP expenses	105,650	74,858
Fenics Purchase Obligation (a)	(2,030)	(128)
Equity compensation (b)	(756)
Accelerated depreciation (c)	(599)	—
Non-GAAP operating expenses	102,265	74,730

GAAP income before income tax provision	16,644	12,835
Sum of reconciling items = - (a) - (b) - (c)	3,385	128
Non-GAAP income before income tax provision	20,029	12,963

GAAP income tax provision	7,490	6,032
Income tax benefit on non-operating loss (d)	1,523	60
Non-GAAP income tax provision	9,013	6,092

GAAP net income	9,154	6,803
Sum of reconciling items = -(a) - (b) - (c) - (d)	1,862	68
Non-GAAP net income	$11,016	$6,871

GAAP basic net income per share	$0.36	$0.30
Basic non-operating income per share	$0.06	$0.00
Non-GAAP basic net income per share	$0.42	$0.30

GAAP diluted net income per share	$0.35	$0.28
Diluted non-operating income per share	$0.07	$0.00
Non-GAAP diluted net income per share	$0.42	$0.28